Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

January 2010 Performance Update

The Frontier Fund Supplement Dated February 9, 2010 to Prospectus Dated January 28, 2010

The Frontier Fund Class 3

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	January 31, 2010	January 31, 2010	NAV / Unit
	MTD	YTD
Balanced Series-3a	-5.39%	-5.39%	$111.26
Long/Short Commodity Series-3	-5.00%	-5.00%	$121.12

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of January 31, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(74,554.20)
Unrealized trading gain/(loss)			12,426.00
Less: commissions			(1,475.06)
Less: FCM fees			(377.31)
Foreign currency gain/(loss)			134.11
Interest income			1,257.72

Total Income			(62,588.74)

EXPENSES

Trading Fee			1,752.75
Management fees			111.29
Incentive fees			850.64

Total Expenses			2,714.68

Net Income (Loss)			$(65,303.42)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	9,954.99613	$1,170,745.61	117.60
Current month additions	565.48344	65,073.82
Current month redemptions	—	—
Net Income (loss) for current month		(65,303.42)

Net Asset Value, end of current month	10,520.47957	$1,170,516.01	111.26

	Monthly rate of return		-5.39%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 3a

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(603,932.16)
Unrealized trading gain/(loss)			327,399.12
Less: commissions			(7,834.86)
Less: FCM fees			(2,396.41)
Foreign currency gain/(loss)			38.77
Interest income			7,280.63

Total Income			(279,444.91)

EXPENSES

Management fees			24,333.13
Incentive fees			477.14

Total Expenses			24,810.27

Net Income (Loss)			$(304,255.18)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	48,161.57900	$6,140,056.39	127.49
Current month additions	—	—
Current month redemptions	(478.51363)	(60,511.59)
Net Income (loss) for current month		(304,255.18)

Net Asset Value, end of current month	47,683.06537	$5,775,289.62	121.12

	Monthly rate of return		-5.00%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 3